Exhibit 5.1

599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

February 18, 2025

Boston Scientific Corporation

300 Boston Scientific Way

Marlborough, Massachusetts 01752

American Medical Systems Europe B.V.

Vestastraat 6, 6468 EX Kerkrade

The Netherlands

Boston Scientific Corporation
American Medical Systems Europe B.V.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Boston Scientific Corporation, a Delaware corporation (the “Company”) and as counsel to American Medical Systems Europe B.V., incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) in the Netherlands and an (indirect) wholly-owned subsidiary of the Company (“AMS Europe” and, together with the Company, the “Registrants”), in connection with the preparation and filing by the Registrants of an automatic registration statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, pursuant to Rule 415 under the Securities Act, of (i) debt securities of the Company (the “Company Debt Securities”), which may be senior or subordinated, (ii) debt securities of AMS Europe (the “AMS Europe Debt Securities” and, together with the Company Debt Securities, the “Debt Securities”), which may be senior or subordinated, and (iii) guarantees of the Debt Securities (the “Guarantees” and, together with the Debt Securities, the “Securities”) by either of the Registrants (each a “Guarantor” and, collectively, the “Guarantors”). The offering of the Securities will be as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement, a “Prospectus Supplement”). The Debt Securities will be issued pursuant to the Indenture dated as of March 8, 2022 (the “2022 Indenture”) among the Company, AMS Europe and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), included as an exhibit to the Registration Statement, or an indenture to be entered into (the “Indenture”) among the Company, AMS Europe, if applicable, and the trustee party thereto, a form of which is included as an exhibit to the Registration Statement.

AOSHEARMAN.COM

Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

In that connection, we have reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	The Third Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, each as amended through the date hereof.

(d)	Originals or copies of such other records of the Registrants, certificates of public officials and officers of the Registrants and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the certificates of public officials and officers of the Registrants.

(e)	That the 2022 Indenture, the Indenture and the Securities is or will be the legal, valid and binding obligation of each party thereto, other than the Registrants, enforceable against each such party in accordance with its terms, and that the Indenture and the Securities will be governed by and construed in accordance with the law of the State of New York.

(f)	That:

(i)            Each of the Registrants is an entity duly organized under the laws of the jurisdiction of its organization.

(ii)           AMS Europe is an entity validly existing under the laws of the jurisdiction of its organization.

(iii)           AMS Europe has power and authority (corporate or otherwise) to execute, deliver and perform the 2022 Indenture and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery) the 2022 Indenture; and AMS Europe has power and authority (corporate or otherwise) to execute, deliver and perform, and each of the Registrants will have duly authorized, executed and delivered, the Indenture and the Securities.

(iv)          The execution, delivery and performance by each of the Registrants of the 2022 Indenture, the Indenture and the Securities to which it is or will be a party do not and will not:

(A)            except with respect to the Company, contravene its certificate or articles of incorporation, by-laws or other organizational documents;

(B)            except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(C)            result in any conflict with, or breach of, any agreement or document binding on it.

(g)	No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any of the Registrants of the 2022 Indenture, the Indenture and the Securities to which it is or will be a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(h)	At the time of any offering or sale, the Securities and the 2022 Indenture or the Indenture, as applicable, relating thereto will have been specifically authorized for issuance and execution and delivery by the Company and AMS Europe, as applicable, by their respective Board of Directors or Board of Managing Directors or an authorized committee thereof.

(i)	With respect to the issuance and sale of any Debt Securities, (i) the final terms of the Debt Securities will have been duly established and (ii) the Debt Securities, when issued, will, as applicable, be executed, authenticated, effectuated, issued and delivered (a) against receipt of the consideration therefor approved by the Company or AMS Europe, as applicable, and (b) as provided in the 2022 Indenture or the Indenture, as applicable.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the transactions governed by the 2022 Indenture or the Indenture, as applicable, and for purposes of assumption paragraph (f) above and our opinions below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the 2022 Indenture, the Indenture or the Securities or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the 2022 Indenture, the Indenture or the Securities or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the law of the State of Delaware.

2.	The Company (a) has the corporate power to execute, deliver and perform the 2022 Indenture, the Indenture and the Securities to which it is a party and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of the 2022 Indenture.

3.	The 2022 Indenture, including the Guarantee contained therein, has been duly executed and delivered by the Company and AMS Europe, to the extent such execution and delivery is a matter of New York law, and is the legal, valid and binding obligation of the Company and AMS Europe, enforceable against the Company and AMS Europe in accordance with its terms.

4.	The Indenture will be the legal, valid and binding obligation of the applicable Registrant, enforceable against such Registrant in accordance with its terms.

5.	Any Securities consisting of the Debt Securities will constitute valid and binding obligations of the applicable Registrant, enforceable against such Registrant in accordance with their terms and will be entitled to the benefits of the 2022 Indenture or the Indenture, as applicable.

6.	Any Securities consisting of Guarantees will constitute valid and binding obligations of the applicable Guarantor, enforceable against such Guarantor in accordance with their terms and will be entitled to the benefits of the 2022 Indenture or the Indenture, as applicable.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions 3, 4, 5 and 6 are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(b)	Our opinions 3, 4, 5 and 6 are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law. Where matters of applicable law, other than Generally Applicable Law, are relevant to such opinions, we have without independent investigation on our part assumed the accuracy and, to the extent necessary in connection with the opinions contained herein, relied upon the opinions, dated the date hereof, furnished to you of Baker McKenzie Amsterdam N.V. delivered to you on the date hereof, and our opinions are subject to the same assumptions, qualifications and limitations with respect to matters of Dutch law expressed in such opinion.

(d)	Although the 2022 Indenture and the Indenture provide for obligations denominated in a currency other than United States dollars, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

(e)	We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(f)	We express no opinion with respect to Section 115 of the 2022 Indenture or the Indenture to the extent that such sections (i) contain a waiver of any objection based on inappropriate venue or forum non conveniens in any federal court of the United States, (ii) imply that a federal court of the United States has subject matter jurisdiction or (iii) purport to grant any court exclusive jurisdiction.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

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